FOR IMMEDIATE RELEASE	Radient Pharma Contact: Kristine Szarkowitz Director-Investor Relations kszarkowitz@radient- pharma.com (Tel:) 206.310.5323

RADIENT PHARMA COMPLETES FOURTH AND FINAL CLOSING OF
CONVERTIBLE PROMISSORY NOTE FINANCING

 (TUSTIN, CA) April 29, 2010 /PRNewswire – US-based pharmaceutical company Radient Pharmaceuticals Corporation (NYSE - AMEX: RPC - News) announced today the fourth and final  closing of a 12% Convertible Promissory Note (“Note”) and Warrant (“Warrant”) financing for the sale of additional Notes in the aggregate principal amount of $685,170 and Warrants to purchase 814,798 shares of RPC common stock.  When combined with the first three closings, that total aggregate principal amount of Notes was approximately $11,057,000 with Warrants to purchase up to approximately 13,149,000 shares of RPC common stock.  Net proceeds for the all four financings were approximately $6,355,000.

Under the terms of the fourth financing, lenders have the option to convert the Notes in whole or in part into shares of RPC common stock at the conversion price equal to 80% of volume-weighted average price for the five trading days ending on the business day immediately preceding the applicable date of conversion with a floor price initially equal to $0.28 per share. The Notes are subject to adjustment upon the occurrence of certain events, including recapitalization, stock splits, and similar corporate actions. The Warrants have a term of five years and are initially exercisable at various prices per share. The exercise price is subject to adjustment upon the occurrence of certain events, including capital adjustments and reorganizations.

Radient Pharmaceuticals intends to use net proceeds from the four financings for general corporate purposes and activities related to the long-term commercialization of RPC’s Onko-Sure™ in vitro diagnostic (IVD) cancer test.   For additional information on Radient Pharmaceuticals, ADI and its portfolio of products visit the Company’s corporate website at www.Radient-Pharma.com. For Investor Relations information contact Kristine Szarkowitz at IR@Radient-Pharma.com or 1.206.310.5323.

About Radient Pharmaceuticals:
Headquartered in Tustin, California, Radient Pharmaceuticals Corporation is an integrated pharmaceutical company devoted to the research, development, manufacturing, and marketing of cancer diagnostic products.

Forward Looking Statements:
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this document include certain predictions and projections that may be considered forward-looking statements under securities law.  These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company’s operations, markets, services, products, and prices.  With respect to Radient Pharmaceuticals Corporation, except for the historical information contained herein, the matters discussed in this document are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

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